Exhibit 21

SUBSIDIARIES OF REGISTRANT

            Destination Television, Inc. acknowledges that the following corporations were subsidiaries of the Registrant on October 31, 2008:

             Bar TV, Inc. (Florida)

             Destination Television, Inc. (Florida)

             Hotel TV, Inc. (Florida)

             National Hotel Television Network, Inc. (Florida)